Exhibit 99.1

PRESS RELEASES
COURT SANCTION
21-06-2004

Telewest Communications plc ("Telewest") announces that today the High Court of England and Wales granted orders sanctioning the schemes of arrangement of Telewest and Telewest Finance (Jersey) Limited. On 18 June 2004 the Royal Court of Jersey also granted an order sanctioning the scheme of arrangement of Telewest Finance (Jersey) Limited.

The schemes of arrangement each include a "bar date" which is 5.00 p.m. (London time) on 16 July 2004, or such later date as shall be notified to scheme creditors by announcement on a Regulatory Information Service or on the Company's website at www.telewest.co.uk. Only scheme claims that are notified to Telewest and Telewest Jersey before the bar date or of which Telewest or Telewest Jersey are already aware will be capable of being admitted in the schemes of arrangement.

The sanction of the schemes of arrangement is one of a number of steps being taken to implement Telewest's financial restructuring and successful completion of the financial restructuring remains subject to a number of conditions. It is expected that the schemes of arrangement will become effective on 15 July 2004 and that the financial restructuring will be completed on 19 July 2004 when shares in Telewest Global, Inc., Telewest's Delaware incorporated subsidiary that will become the holding company of the restructured Telewest group, are expected to commence trading on the Nasdaq National Market.

Enquiries:

TELEWEST 0207 299 5888
Jane Hardman, director of corporate communications
Vani Gupta, investor relations manager 0207 299 5353

CITIGATE DEWE ROGERSON 020 7638 9571
Anthony Carlisle 07973 611888